November 18, 2005

Mr. James F. Walsh
Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540

RE: Cancellation of Stock Appreciation Rights

Dear Mr. Walsh:

           This letter agreement (this “Agreement”) confirms the agreement between Interpool, Inc. (the “Company”) and you to cancel the stock appreciation rights (the “SARs”) granted to you pursuant to Section 6(f) of your employment agreement with the Company, dated as of July 1, 2004 (the “Employment Agreement”), in exchange for the grant of a stock option under the 2004 Stock Option Plan for Key Employees and Directors of Interpool, Inc. (the “2004 Stock Option Plan”) and payments of cash to be made by the Company in the future.

           1.   Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meaning as set forth in the Employment Agreement.

           2.   Term. This Agreement shall be effective as of November 18, 2005 (the “Effective Date”) and shall continue in effect until each “Cash Payment” (as set forth in Paragraph 4 below) has been paid to you.

           3.   Cancellation of Stock Appreciation Rights. You hereby agree to the cancellation of the SARs effective as of the Effective Date, in exchange for the Cash Payments and the “Option” (as set forth in Paragraph 5 below) (the “SARs Cancellation”). In addition, you hereby agree that Section 6(f) of the Employment Agreement is superseded by the terms of this Agreement, and that effective as of the Effective Date, Section 6(f) of the Employment Agreement shall be deleted and of no further force or effect.

           4.   Cash Payments. You shall be entitled to receive the following lump sum cash payments: (i) on or prior to December 31, 2005, an amount equal to the estimated amount of income and employment taxes expected to be imposed upon you for calendar year 2005 in connection with the SARs Cancellation (the “Tax Payment”); and (ii) on or prior to June 30, 2006, an amount equal to (A) $118,000.00, minus (B) the amount of the Tax Payment, to the extent it has already been paid to you (together with the Tax Payment, the “Cash Payments”).

           Notwithstanding the foregoing, if prior to the payment of a Cash Payment, any of the following events shall occur, you shall become entitled to receive the Cash Payment as soon as practicable after the occurrence of such event: (i) your employment with the Company is terminated by the Company without Cause, by you for Good Reason, or due to your Disability or death; (ii) a Going Private Transaction, provided you are employed by the Company as of the effective date of such Going Private Transaction; or (iii) a Change of Control, provided you are employed by the Company as of the effective date of such Change of Control.

           5.   Stock Option. In addition, effective as of the Effective Date, you shall be granted a nonqualified stock option (the “Option”), pursuant to the 2004 Stock Option Plan, to purchase 25,000 shares of common stock of the Company at an exercise price equal to $18.77 (i.e., the “Fair Market Value” (as defined in the 2004 Stock Option Plan) of the Company’s common stock as of the Effective Date). The Option shall be immediately vested and exercisable with respect to 5,000 shares, and shall vest and become exercisable with respect to an 11,666 shares as of December 31, 2005 and with respect to 8,334 shares as of December 31, 2006, provided, that in each case, you are still employed by the Company as of such date.

           Notwithstanding the foregoing, the Option shall, to the extent not then exercisable, become immediately exercisable in full upon the occurrence of any of the following events: (i) your employment with the Company is terminated by the Company without Cause, by you for Good Reason, or by reason of your Disability or death; (ii) a Going Private Transaction, provided you are employed by the Company as of the effective date of such Going Private Transaction; or (iii) a Change of Control, provided you are employed by the Company as of the effective date of such Change of Control.

           The Option, to the extent exercisable, shall remain exercisable until the earlier to occur of (i) July 1, 2014, and (ii) 10 business days following the termination of your employment with the Company for any reason other than by the Company without Cause, by you for Good Reason, or due to your Disability.

           Except as specifically set forth herein, the terms of the Option shall be governed by the 2004 Stock Option Plan.

           6.   Withholding. All payments required to be made by the Company to you pursuant to this Agreement shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

           7.   This Agreement is not an Employment Contract. This Agreement does not create or imply a fixed term of employment or a guarantee of continued employment. The terms of your employment with the Company shall be solely governed by the Employment Agreement.

           8.   No Implied Rights. This Agreement shall be unfunded, and all payments provided for under this Agreement shall be paid to you in cash from the general funds of the Company. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any amounts hereunder and, if the Company shall make any investments to aid it in meeting its obligations hereunder, you shall have no right, title, or interest whatever in or to any such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and you. To the extent that you become entitled to receive a payment from the Company hereunder, such right shall be no greater than the right of a general unsecured creditor of the Company.

           9.   No Assignment of Payments. Your rights to any payments hereunder are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors. If, notwithstanding the preceding sentence, by reason of any attempted assignment, transfer, pledge or encumbrance, or any bankruptcy or other event happening at any time, any amount payable to you under this Agreement would be made subject to your debts or liabilities, then the Company, if it so elects, may terminate your right to receive any such payment.

           10.   Entire Agreement. This Agreement, the Employment Agreement and the 2004 Stock Option Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and this Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

           11.   Severability. In case any provision in this Agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           12.   Company Obligations. This Agreement shall be binding upon the Company and its successors and assigns.

           13.   Fees and Expenses. In the event of any legal action or arbitration proceeding to enforce any right provided by this Agreement, the Company and you shall each bear their own legal fees and expenses.

           14.   Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of New Jersey without giving effect to any principles of conflict of laws.

           15.   Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

           If the foregoing accurately reflects your understanding of our agreement, please sign a copy of this Agreement and return it to the Company.

Very truly yours, INTERPOOL, INC. By: Name: Title:

CONFIRMED AND ACCEPTED

James F. Walsh